SIXTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as amended on October 21, 2004, July 29, 2005, July 13, 2007, March 10, 2008 and June 22, 2009 (the “Agreement”), by and between Virtus Equity Trust, a Delaware statutory trust (the “Trust”) and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”) as follows:

1.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes in Virtus Mid-Cap Value Fund’s and Virtus Small-Cap Core Fund’s investment advisory fee.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS EQUITY TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

SCHEDULE A

Series	Investment Advisory Fee
	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Virtus Balanced Fund	0.55%	0.50%	0.45%
Virtus Capital Growth Fund	0.70%	0.65%	0.60%
Virtus Growth & Income Fund	0.75%	0.70%	0.65%
Virtus Growth Opportunities Fund	0.75%	0.70%	0.65%
Virtus Mid-Cap Core Fund	0.80%	0.75%	0.70%
Virtus Small-Cap Value Fund	0.90%	0.85%	0.80%
Virtus Strategic Growth Fund	0.70%	0.65%	0.60%
Virtus Tactical Allocation Fund	0.70%	0.65%	0.60%
Virtus Value Opportunities Fund	0.75%	0.70%	0.65%

	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion
Virtus Quality Small-Cap Fund	0.90%	0.85%	0.80%
Virtus Small-Cap Sustainable Growth Fund	0.90%	0.85%	0.80%

	1st $50 Million	Next $450 Million	Over $500 Million
Virtus Small-Cap Growth Fund	1.00%	0.90%	0.80%

	1st $500 Million	Over $500 Million
Virtus Mid-Cap Growth Fund	0.80%	0.70%

	1st $1 Billion	$1+ Billion
Virtus Mid-Cap Value Fund	0.75%	0.70%
Virtus Small-Cap Core Fund	0.85%	0.80%

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